PBF Logistics Completes Acquisition of Torrance Valley Pipeline Interest
PARSIPPANY, NJ - September 1, 2016 - PBF Logistics LP (NYSE:PBFX, the “Partnership”) announced today that it acquired a 50 percent interest in Torrance Valley Pipeline Company LLC (the “TVPC”) from an affiliate of PBF Energy Inc. (NYSE:PBF) for a total consideration of approximately $175.0 million in cash. The acquisition was financed with cash on hand, borrowings under its revolving credit facility and proceeds from a successful public offering of common units completed in August.
Based on anticipated ownership percentage, current cost structure, increased fees payable by PBF under the transportation services agreement and the expected minimum throughput rates, the acquired interests of TVPC would be expected to generate estimated annual net income to the Partnership of approximately $9.4 million from revenues of approximately $38.5 million and operating income of $11.0 million and estimated earnings before interest, taxes, depreciation and amortization of approximately $20.0 million. Annual maintenance capital expenditures for the Partnership’s acquired interest would be expected to average approximately $1.5 million.
PBFX and PBF Energy Chief Executive Officer Thomas Nimbley said, “The acquisition of the Torrance Valley Pipeline interests demonstrates PBFX’s ongoing commitment to deliver sustained growth and diversify our earnings base with high-quality assets.” Mr. Nimbley continued, “PBF Energy shareholders also benefit from this transaction as PBF Energy has received additional cash, representing approximately one third of PBF Energy’s acquisition price for the Torrance refinery and its logistics assets, to strengthen its balance sheet in anticipation of future opportunities.”

TVPC owns the 189-mile San Joaquin Valley Pipeline system with a throughput capacity of approximately 110,000 barrels per day. The system, segregated into two parts, Northern and Southern portions, is comprised of the M55, M1 and M70 pipelines which are the primary crude gathering and transportation lines that supply PBF Energy’s Torrance refinery. The assets also include 11 pipeline stations with approximately one million barrels of combined tankage and truck unloading capability at two of the stations. The Partnership has entered into a ten-year term transportation services agreement with a subsidiary of PBF Energy containing minimum volume throughput commitments (“MVCs”) of approximately 50,000 barrels per day for the Northern logistics system and MVCs of approximately 70,000 barrels per day for the Southern logistics system and the usage of certain tanks.

The terms of the transaction were approved by the Conflicts Committee of the Board of Directors of the general partner of PBF Logistics. The Conflicts Committee is composed of independent directors and was advised by Piper, Jaffray & Co., its financial advisor, and Vinson & Elkins LLP, its legal counsel.

Non-GAAP Measures
PBF Logistics LP Reconciliation of amounts under US GAAP to Forecasted EBITDA (unaudited, in millions)

Reconciliation of fifty percent TVPC acquired interest estimated
Net Income to estimated EBITDA:

Estimated net income	$9.4
Add: Depreciation and amortization expense	9.0
Add: Interest expense, net and other financing costs	1.6
Estimated EBITDA	$20.0

The Partnership defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unit holders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership’s management believes that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. EBITDA should not be considered an alternative to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Due to the forward-looking nature of forecasted EBITDA, information to reconcile forecasted EBITDA to forecasted cash flow from operating activities is not available as management is unable to project working capital changes for future periods at this time.

About PBF Logistics LP
PBF Logistics LP (NYSE:PBFX), headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy Inc. to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.
Forward-Looking Statements
Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the risk that the anticipated benefits to the Partnership from the transaction cannot be fully realized, including the accretion expected to be realized by the Partnership as a result of the acquisition and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by the Partnership with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994